1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration Activities Including
Positive Results at Flatrock and Cottonwood Point and
Development Activities at Blueberry Hill

NEW ORLEANS, LA, July 3, 2007 – McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities, including positive drilling results at Flatrock and Cottonwood Point.

The Flatrock exploratory prospect at South Marsh Island Block 212 commenced on March 27, 2007, and is currently drilling below 15,000 feet with a proposed total depth of 16,500 feet.  Wireline logs have indicated 22 net feet of hydrocarbon bearing sands in the Rob-L section.  Casing has been set to protect this zone.  Additionally, log-while-drilling tools have indicated three more resistive zones approximating 190 net feet over an approximate 330 foot gross interval.  These zones will be evaluated with wireline logs.

The Flatrock well is the first well drilled in the OCS 310/Louisiana State Lease 340 area by McMoRan or others to encounter multiple apparent hydrocarbon bearing sands in the Rob-L section, several of which are above the well’s primary objective.  The Flatrock prospect is three miles north and down dip of the Hurricane discovery in South Marsh Island Block 223, indicating that the Flatrock Rob-L hydrocarbon bearing zones must be structurally or stratigraphically separated from the up dip Hurricane Rob-L production.  This information has significant implications in an area where McMoRan has a number of additional drilling opportunities.

McMoRan plans to continue drilling the Flatrock well to evaluate additional Rob-L and Operc objectives and may elect to deepen the well below 16,500 feet.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock well.  If successful, the well could be brought on production quickly utilizing existing infrastructure in the area.  Flatrock would be McMoRan’s eighth successful well in the OCS 310/Louisiana State Lease 340 area.

The Cottonwood Point exploratory prospect at Vermilion Block 31 commenced on March 1, 2007, and is currently drilling below 14,400 feet with a proposed total depth of 21,000 feet.  Log-while-drilling tools have indicated approximately 60 net feet of resistivity in three sands, indicating the presence of potential hydrocarbons.  The well will be drilled to its next casing point and logged with wireline tools to evaluate these potentially productive zones.  McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well.

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007, and is drilling ahead with a planned true vertical depth of 25,000 feet.  The Cas prospect is located in approximately 65 feet of water.  McMoRan has rights to 5,000 gross acres in this area.  McMoRan has a 15.0 percent working interest and a 12.4 percent net revenue interest.

The Mound Point South exploratory prospect at Louisiana State Lease 340 commenced on April 12, 2007, and is currently drilling below 16,000 feet with a proposed total depth of 20,000 feet.  McMoRan has an 18.3 percent working interest and a 14.5 percent net revenue interest in the Mound Point South well.

McMoRan also announced today that it has elected to sidetrack the Blueberry Hill well at Louisiana State Lease 340.  Attempts to clear the blockage above the perforated interval were unsuccessful during June 2007.  The sidetrack is targeting Gyro sands in a down dip position believed to be better developed than the sands seen in the original well.  As previously reported, the Blueberry Hill well at Louisiana State Lease 340 encountered four potentially productive hydrocarbon bearing sands below 22,200 feet in February 2005.  Testing of this well commenced in the fourth quarter of 2006 following the receipt of special tubulars and casing for the high pressure well.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements about McMoRan’s exploration and development activities.  When used in this document, the words “anticipates” “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  In making any of those statements, McMoRan believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of McMoRan, including variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain commercial arrangements  for the potential Main Pass Energy HubTM  project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.

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